As filed with the Securities and Exchange Commission on October 8, 2015

Registration No. 333-152941

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DEALERTRACK TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	52-2336218
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1111 Marcus Ave., Suite M04

Lake Success, NY 11042
(Address, Including Zip Code, of Principal Executive Offices)

Second Amended and Restated

2005 Incentive Award Plan

(Full Title of the Plan)

Peter C. Cassat, Esq.

Cox Automotive, Inc.

6205 Peachtree Dunwoody Road

Atlanta, Georgia 30328

Telephone: (404) 568-8000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 to Form S-8 Registration Statement (this “Post-Effective Amendment No. 1”) is being filed in order to remove from registration all securities remaining unsold under that certain Registration Statement on Form S-8 (File No. 333-152941) (the “Registration Statement”), which was filed on August 11, 2008 to register the issuance of 1,550,000 shares of the common stock, par value $0.01 per share, of Dealertrack Technologies, Inc. (“Dealertrack”), issuable under the Second Amended and Restated 2005 Incentive Award Plan.

On October 1, 2015, pursuant to the terms of that certain Agreement and Plan of Merger, dated June 12, 2015 (the “Merger Agreement”), by and among Cox Automotive, Inc. (“Cox”), Runway Acquisition Co., a Delaware corporation and wholly owned subsidiary of Cox (“Acquisition Sub”), and Dealertrack, Acquisition Sub merged with and into Dealertrack (the “Merger”), with Dealertrack continuing as the surviving corporation and as a wholly owned subsidiary of Cox.

As a result of the Merger, Dealertrack has terminated all offerings of its securities pursuant to existing registration statements, including the Registration Statement. Effective upon the filing of this Post-Effective Amendment No. 1, Dealertrack hereby removes from registration all of the securities registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Success, State of New York, on October 8, 2015.

DEALERTRACK TECHNOLOGIES, INC.

By:	/s/ Eric Jacobs
Name:	Eric Jacobs
Title:	Executive Vice President, Chief Financial
and Administrative Officer